EXHIBIT 12.1
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                                  PARENT GROUP

                        COMPUTATION OF RATIO OF INCOME TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                   (unaudited)

                           (In millions except ratio)

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                                                        Nine Months
                                                           Ended
                                                      October 3, 1998
Fixed charges:
  Interest expense                                          $ 116
  Distributions on preferred securities of
     subsidiary trust, net of income taxes                     19
  Estimated interest portion of rents                          16

    Total fixed charges                                     $ 151



Income:
  Income before income taxes and distributions on
    preferred securities of subsidiary trust                $ 563
  Eliminate equity in undistributed pretax income
    of Finance Group                                         (33)
  Fixed charges *                                             132

    Adjusted income                                         $ 662



Ratio of income to fixed charges                             4.38



* Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes


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